Exhibit 99.2
CODE:

LABOUR CONTRACT

Party A (Employer)
Name: Liaoning Shengsheng Biotechnology Co. Ltd.
Address: No. 288, Anqian Rd., Gaoxin District, Anshan City
Legal Representative (Principal): WANG Baoquan
Legal Form: Limited Liability Company
Contact No.: 0421-299160

Party B (employee)
Name: Fang Jun
Gender:  Male
Registered Permanent Residence: not indicated
Current Residential Address: No. 115-14, Changhong St., Tiedong District, Anshan City
ID NO.: 210302195905302435
Contact No.: 15841233007

In accordance with Labor Contract Law of PRC and relevant laws, regulations, both Parties entered into this contract in compliance with the principal of equality, mutual benefit, legality, bona fide and credibility through consultation.

1.	Term of the Contract
Article 1.       Both Parties agree on the term of the Contract through consultation to      adopt option ___.
i.	Fixed term: from January 1, 2010(M/D/Y) to December 31, 2012(M/D/Y). In which, the probation period is from ____/___(M/D/Y) to __/____(M/D/Y).
ii.	Open-ended: from ____________(M/D/Y) to _________ (M/D/Y). In which, the intern period is from _______(M/D/Y) to ______(M/D/Y).
iii.	With a period to complete the prescribed work: from __________/__(M/D/Y) to _________ (M/D/Y).

2.	Job Content and Location
Article 2.       Party A appoints Party B as vicepresident. The job location is in Anshan City.
Party A and Party B may enter into an Employment Agreement to specify responsibilities and requirements of such particular position.
Article 3.       Party B shall fulfill his/her duty of the position in a timely manner pursuant to the content and the requirements of such position, and obey rules made by Party A

3.	Working Hours and Vacations
Article 4.       Party A arranges Party B to follow the working time shift as __i___.
i.	Standard working hours: Party B shall not work more than eight hours a day and forty hours a week on average.
ii.	Comprehensive working hours: average daily and weekly working hours shall not exceed the statutory standard.
iii.
Flexible working hours: Based on the guarantee of employees’ health and adequate consideration of the employees’ opinion, Party A may adopt proper ways including arranging a shift to work and rest collectively, adjusting and arranging their rest and flexible working time to ensure the rights of employees and completion of production and tasks.

Comprehensive working hours and flexible working hours are subject to approval of the Labour Security Administrative Department

Article 5.       Party A shall ensure Party B’s right of rest. Party B is entitled to all legal holidays and legal vacations of visiting relatives, marriage, funereal and paid leaves.
Article 6.       Party A shall enforce the working hours standard strictly without forcing Party B to work over time or in any way. Party A may extend working hours as needed for its production or business after consultation with Party B. However, the extended working hour for a day shall not exceed one hour. If such extension is due to special reasons, on the condition that Party B’s health is insured, the extended hours shall not exceed three hours a day or thirty-six hours a month.

4.	Remuneration
Article 7.       Party A sets up a system of salary allocation based on its production characteristic and productivity effect. Party B’s salary is determined under the principal of equal payment for equal work, taking consideration of his/her skills, working strength, working conditions and contribution.
Article 8.       Party A adopts the option __i_ to pay to Party B.
i.	Time wage: salary of Party B is RMB 6000 monthly, bonus is determined by Party B’s actual contribution.
ii.	Piece wage: quota of Party B is (are) ______, price for per piece is ____
iii.	Determined according to Party A’s salary system.
The salary standard of Party B in probation period is ________.
Article 9.       Party A shall fully pay to Party B before 12th date in each month in cash or money wiring. If the payment date is a holiday, Party A shall pay to Party B as of the nearest business day prior to such holiday. Party A shall record the time, amount, working days and signature of the salary payment and provide a payroll to Party B.
Article 10.     Party A shall compensate Party B in the event that, Party A arranges Party B to work over time or on legal holiday(s). In such case, Party A shall either arrange Party B to rest or pay extra salary in accordance with relevant law and regulations.

5.	Social Insurance and Welfare
Article 11.     Both Parties must participate in social insurance and pay for insurance fees in compliance with national and local laws and regulations. Party A shall withhold insurance fees which Party B bears.
Article 12.     During the valid term of this Contract, Party B shall enjoys treatments, such as rest, vacation, rest of sickness, injury, industrial injury, breeding, death, and also medical treatment period, pregnancy, perinatal period in accordance with relevant laws and regulations,.
Article 13.     Party A provides following supplementary insurance and welfare to Party B: ____________________________.

6.	Working Protections and Working Conditions
Article 14.     Party A shall establish a complete system of operation, specification, working safety and occupational hazards prevention and provide necessary training to Party B. Party B shall strictly obey rules and regulations during working.
Article 15.     Party A shall provide Party B with occupational safety and health conditions and as well as any protection equipments conforming to relevant laws and regulations. Party A shall arrange physical examination for Party B if Party A puts Party B on the position with occupational hazards.
Article 16.     If any position has potential hazards, Party A shall fulfill its obligation to notice Party B and provide health and safety education to reduce occupational hazards and prevent accidents during working.
Article 17.     Party B has the right to refuse any direction that is against the rules or risky working and would damage Party B’s health. Party B has the right to criticize, report and sue against Party A for any conditions that would damage health and safety.

7.	Implementation and amendment of Contract
Article 18.     Both Parties shall implement its obligations in compliance with this Contract.
Article 19.     Change of name, legal representative, principal and investor(s) of Party A would not affect the implementation of this Contract.

Article 20.     Any merger and separation of Party A would not affect the effectiveness of this Contract, and the successor of Party A shall implement this contract continuously.
Article 21.     This Contract may be amended in writing through consultation of both Parties.

8.	Termination of Contract
Article 22.     Termination of this Contract shall be in compliance with Article 36, 37, 38, 39, 40, 41, 42, 43, 44 of Labour Contract Law.
Article 23.     If any party terminates this Contract which falls within the conditions of Article 46 of the Labour Contract Law, Party A shall compensate Party B economically.
Article 24.     If Party A terminates this Contract illegally where Party B requests to continuous implement, Party A shall implement continuously. Where Party B does not request to enforce this contract or this contract has become unenforceable, Party A shall pay twice of economic compensation to Party B.
Where Party B terminates this Contract illegally and causes loss to Party A, Party B shall bear the liability resulted therefrom.
Article 25.     In the event that termination of this contract occurs, Party A shall issue a certificate of termination of this Contract based on relevant laws and regulations. And Party shall transfer Party B’s social insurance and files within 15 days.
Party B shall arrange work hand-over pursuant to the agreement by both parties. Any compensation payable shall be paid on the work hand-over date.

9.	Miscellaneous
Article 26.     If Party A provides professional training to Party B and pays for the training fees, Party A and Party B may enter into an agreement regarding period of service.
Party B shall pay penalty in the event that Party B violates the service period agreement.
Article 27.     If Party B has an obligation that to keep the confidential information, Party A and Party B may enter into an agreement regarding non-competition.

Party B shall pay for penalty in the event that Party B violates the non-competition agreement and Party B shall bear the liability that if any loss was caused by the violation of the non-competition agreement.
Article 28.     Following agreements as appendixes of this Contract:
i.	Position agreement
ii.	Training agreement
iii.	Confidentiality agreement
iv.	……
Article 29.     Other matter(s) agreed by both Parties:

Article 30.     Any labour dispute arising out of this Contract between the Parties to this Contract may be resolved through consultation. If the dispute cannot be resolved through consultation, either Party may submit the dispute to arbitration or the court.
Article 31.     Any matter is not covered by this Contract shall be in compliance with national and local regulations.
Article 32.     This Contract becomes effective upon the signing date of both Parties. This Contract shall be signed in two (2) copies, each Party shall hold one (1) copy.

Party A (Seal)	Party B (Signature) Fang Jun

Legal Representative (Principal)
(Signature or Seal)

Signing Date: January 1, 2010	Signing Date: January 1, 2010

Witness Authority (Seal)	Witness (Seal)

Date of witness: